                           SCHEDULE 14C INFORMATION

       Information Statement Pursuant to Section 14(c) of the Securities
              Exchange Act of 1934 (Amendment No.              )

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     Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))
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 X   Definitive information statement
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                       WISCONSIN ELECTRIC POWER COMPANY
               (Name of Registrant as Specified in Its Charter)

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
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


      Fee paid previously with preliminary materials.
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 ___  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

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

[LOGO]

Wisconsin Electric Power Company
231 W. Michigan, P.O. Box 2046, Milwaukee, WI 53201-2046         (414)221-2345


April 3, 1997


Dear Wisconsin Electric Stockholder:

Wisconsin Electric Power Company will hold its annual meeting of stockholders at 9:00 a.m. on Tuesday, April 29, 1997 in Conference Room P437 at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin. We are not soliciting proxies for this meeting, as over 99% of the voting stock is owned, and will be voted, by Wisconsin Electric's parent company, Wisconsin Energy Corporation. If you wish, you may attend the meeting and vote your shares of preferred stock; however, it will be a very short business meeting only.

On behalf of the directors and officers of Wisconsin Energy, I invite you to attend Wisconsin Energy's annual meeting to be held Wednesday, April 30, 1997 at 9:30 a.m. The Wisconsin Energy meeting will be held at the Grand Milwaukee Hotel, 4747 South Howell Avenue, near Milwaukee's airport. By attending this meeting, you will have the opportunity to meet many of the Wisconsin Electric officers and directors. Although you cannot vote your shares of Wisconsin Electric preferred stock at the Wisconsin Energy meeting, you should find the activities to be worthwhile. You will be asked to register before entering the meeting.

The annual report to stockholders accompanies this information statement. If you have any questions about the material presented or would like a copy of the Wisconsin Energy Corporation summary annual report, please call our toll-free Stockholder Hotline at 1-800-558-9663.


Sincerely,

/s/Richard A. Abdoo

Richard A. Abdoo
Chairman of the Board
and Chief Executive Officer


















                 A subsidiary of Wisconsin Energy Corporation

                                    NOTICE
                                      OF
                        ANNUAL MEETING OF STOCKHOLDERS






April 3, 1997

To the Stockholders of Wisconsin Electric Power Company:

The Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held at 9:00 a.m. on Tuesday, April 29, 1997 in Conference Room P437 at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, for the following purposes:

1. To elect a Board of Directors to hold office until the 1998 Annual Meeting of Stockholders; and

2.  To consider any other matters which may properly come before the meeting.


Stockholders of record at the close of business on February 26, 1997 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/Ann Marie Brady

Ann Marie Brady
Corporate Secretary and
Vice President - External Affairs

                              Wisconsin Electric
                          A Wisconsin Energy Company
                           231 West Michigan Street
                                 P.O. Box 2046
                          Milwaukee, Wisconsin 53201

                             INFORMATION STATEMENT
                                      and
                         ANNUAL REPORT TO STOCKHOLDERS

                         -----------------------------

                             INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about April 3, 1997 in connection with the annual meeting of stockholders of Wisconsin Electric Power Company ("Wisconsin Electric" or "WE") to be held on April 29, 1997, at WE's Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, and all adjournments of the meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders. The WE annual report to stockholders accompanies this information statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares of preferred stock at the meeting.


VOTING SECURITIES

As of February 26, 1997, WE had outstanding 44,498 shares of Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 26, 1997 will be entitled to vote at the meeting. A majority of the votes entitled to be cast by the shares entitled to vote shall constitute a quorum.

All of WE's outstanding common stock, representing over 99% of its voting securities, is owned beneficially by its parent company, Wisconsin Energy Corporation ("Wisconsin Energy" or "WEC"). A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WE's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to and at the meeting.


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

Price Waterhouse LLP has acted as independent public accountant for WE or its predecessor continuously since 1932, and was appointed by Wisconsin Energy's board of directors to serve as independent public accountant of WEC and its subsidiaries, including WE, during the current year. Representatives of the firm will not attend the annual meeting, but will be present at Wisconsin Energy's annual meeting on April 30, 1997 to make any statement they may consider appropriate and to respond to questions which may be directed to them.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors is responsible for overseeing the performance of WE. In 1996 the Board held eight meetings. The average attendance of all directors for Board and committee meetings was 98%.

WE has an Executive Committee, Compensation Committee and a Finance Committee; it does not have audit or nominating committees. The Executive Committee, which did not meet in 1996, may exercise all of the powers vested in the Board during periods between Board meetings except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee. Directors Abdoo, Ahearne, Cornog, Grigg, Johnson and Stratton are regular members of the Executive Committee; all other directors are alternate members. The Compensation Committee, which met twice in 1996, identifies through succession planning potential executive officers of WE and provides a competitive, performance-based executive and director compensation program that enables WE to attract and retain key individuals and to motivate them to achieve WE's short and long-term goals. Directors Ahearne, Bergstrom and Cornog are members of the Compensation Committee. The Finance Committee, which met once in 1996, may take or authorize all necessary actions to effect financings, refinancings and refundings pursuant to financing plans approved by the Board of Directors, thus enhancing the WE's ability to act quickly with respect to certain financing matters when market conditions warrant. Directors Bergstrom, Grigg and Porter are members of the Finance Committee.


ELECTION OF DIRECTORS

At the 1997 annual meeting, there will be an election of eight directors to hold office for a term of one year and until they are reelected or until their respective successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

The nominees named below have consented to being nominated and to serve if elected. The Board of Directors does not expect that any of the nominees will become unavailable for any reason. If that should occur before the meeting, another nominee or nominees may be selected by the WE Board of Directors.

Biographical information regarding each nominee is shown below. Ages are shown as of December 31, 1996.

Information Concerning Nominees (For Terms Expiring in 1998)

RICHARD A. ABDOO. Age 52. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric, WEC's principal subsidiary, since 1990. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company ("Wisconsin Natural" or "WN") from 1990 to 1995. Wisconsin Natural, which was WEC's gas utility subsidiary, merged into Wisconsin Electric effective January 1, 1996. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation, Sundstrand Corporation and United Wisconsin Services, Inc.

JOHN F. AHEARNE. Age 62. Director of the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer, Duke University, since 1995. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994.

JOHN F. BERGSTROM. Age 50. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile dealerships, three hotels and an automotive leasing company. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Bergstrom Corporation, First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation, Driver's Mart Worldwide, Inc. and The Green Bay Packers, Inc.

ROBERT A. CORNOG. Age 56. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.

RICHARD R. GRIGG. Age 48. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since January 1995; Chief Nuclear Officer of Wisconsin Electric since December 1996. President and Chief Operating Officer of Wisconsin Natural during 1995. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of WEC since 1995. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural during 1995.

GENEVA B. JOHNSON. Age 67. Corporate Director. Former President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.

DAVID K. PORTER. Age 53. Senior Vice President of WE since 1989. Vice President of Wisconsin Natural from 1989 to 1995. Director of WE since 1989. Director of Wisconsin Natural from 1988 to 1995.

FREDERICK P. STRATTON, JR. Age 57. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines, since 1986. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Banc One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.


COMPENSATION

Directors' Compensation

In order to more closely link directors' pay to performance and to align the Board's interests with stockholders, effective January 1, 1996, the Board determined that a portion of directors' fees will be paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in the WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1996, each nonemployee director received an annual retainer fee of $18,000 (one-half in WEC common stock and the other half in cash) plus an attendance fee of $1,250 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Non-employee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees. Although certain WE directors also serve on WEC's board and compensation committee, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WE and WEC based on services rendered.

Nonemployee directors may defer fees so long as they serve on the Board of WE and/or its affiliates pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WE, are unsecured and are payable only in cash following termination of the director's service to WE. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this information statement.

Executive Officers' Compensation

The following table summarizes certain information concerning compensation awarded to, earned by or paid to WE's Chief Executive Officer and each of WE's or WEC's other five most highly compensated executive officers for services in all capacities to WEC and its subsidiaries, including WE, for the last three fiscal years. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data. The portion of time devoted by each officer to WE in 1996, as determined by the percent of time each officer worked for WE versus the other affiliated companies, is as follows: Mr. Abdoo (81%), Mr. Grigg (95%), Mr. Brzezinski (40%), Ms. Krause (100%), Mr. Porter (100%) and Mr. Baker (86%).

SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                                 ------------
                                                                                    Awards
                                                  Annual   Compensation          ------------
                                             --------------------------------     Securities
                                                                 Other Annual     Underlying      All Other
Name and Principal Position at WE     Year   Salary     Bonus    Compensation    Options/SARs    Compensation
                                               ($)       ($)         ($)           (#) (1)         ($) (2)
-----------------------------------   ----   -------   -------   ------------    ------------   -------------
RICHARD A. ABDOO
Chairman of the Board and             1996   560,000   306,472          8,953        38,000          113,297
Chief Executive Officer               1995   496,000   232,000          8,321        38,000           83,858
                                      1994   450,000   222,396              0        25,000           15,970
------------------------------------  ----   -------   -------   ------------   ------------   -------------
RICHARD R. GRIGG
President, Chief Operating Officer    1996   295,000    62,835          5,206        19,000           43,412
and Chief Nuclear Officer             1995   237,500    63,788          3,084        19,000           42,125
                                      1994   168,333    46,667              0         6,500           11,000
------------------------------------  ----   -------   -------    ------------   ------------   -------------
FRANCIS BRZEZINSKI
Vice President-Business Development   1996   225,000   108,513(3)       5,933         9,500           19,247
                                      1995   225,000    25,515         80,532(4)      7,600           17,051
                                      1994   212,000    26,037              0         6,500            7,478
------------------------------------  ----   -------   -------    ------------   ------------   -------------
Kristine M. Krause                    1996   190,000    68,750              0         9,500           23,239
Vice President-Fossil Operations      1995   160,000    48,904              0         9,500           16,532
                                      1994   112,500    24,013              0         6,500            3,368
------------------------------------  ----   -------   -------    ------------   ------------   -------------
DAVID K. PORTER
Senior Vice President                 1996   190,000    63,449              0         7,600           23,994
                                      1995   190,000    46,170              0         7,600           21,766
                                      1994   190,000    58,333              0         3,000            6,695
------------------------------------  ----   -------   -------    ------------   ------------   -------------
CALVIN H. BAKER
Vice President-Finance and            1996   170,000    70,298          1,420         9,500           21,996
Chief Financial Officer               1995   145,000    35,235          1,286         7,600           16,249
                                      1994   132,000    34,737              0         3,000            4,331
------------------------------------  ----   -------   -------    ------------   ------------   -------------

(1) Grants of options were in combination with contingent dividend awards, as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year." No stock appreciation rights ("SARs") were awarded during any of the fiscal years indicated.

(2) All Other Compensation for 1996 for Messrs. Abdoo, Grigg, Brzezinski, Ms. Krause, Messrs. Porter and Baker, respectively, includes: (i) employer matching of contributions by each named executive into the Employee Savings Plan (ESP) in the amount of $4,750 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the ESP on deferred salary or salary received but not otherwise eligible for matching in the amounts of $13,450, $4,512, $2,529, $3,325, $1,425 and $775, respectively, and (iii) the full dollar value of life insurance premiums paid by the company in the amounts of $95,097, $34,150, $11,968, $15,164, $17,819 and $16,471, respectively, under a split-dollar life insurance program.

(3) Mr. Brzezinski's 1996 award is higher than in previous years because of accomplishments by WEC's non-utility subsidiaries; the award includes $17,238 relating to performance in connection with development of land known as the Westridge project.

(4) Includes $41,893 for club memberships; the balance is for related tax gross-up payments.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                       |  Grant Date
                                   Individual Grants (1)               |    Value
                     --------------------------------------------------|-------------
                                    Percent of
                      Number of       Total
                      Securities   Options/SARs   Exercise
                      Underlying    Granted to    or Base                 Grant Date
                     Options/SARs  Employees in    Price     Expiration     Present
     Name             Granted(#)    Fiscal Year    ($/Sh)       Date      Value($)(2)
------------------   ------------  ------------   --------   -----------  -----------
Richard A. Abdoo          38,000       18.0%       26.81      11/26/2006    119,407
Richard R. Grigg          19,000        9.0%       26.81      11/26/2006     59,704
Francis Brzezinski         9,500        4.5%       26.81      11/26/2006     29,852
Kristine M. Krause         9,500        4.5%       26.81      11/26/2006     29,852
David K. Porter            7,600        3.6%       26.81      11/26/2006     23,881
Calvin H. Baker            9,500        4.5%       26.81      11/26/2006     29,852

(1) Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to WEC's 1993 Omnibus Stock Incentive Plan ("OSIP") on November 27, 1996. These options were granted with an equal number of contingent dividend awards (as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year"), have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on November 27, 2000, at which time they become fully exercisable. Upon a "change in control" of WEC, as defined in the OSIP, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. The proposed merger with Northern States Power Company ("NSP") will not be considered a change in control of WEC for purposes of the OSIP. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the WEC compensation committee, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the OSIP, the WEC compensation committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

(2) The Black-Scholes option pricing model was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation are: market price of stock: $26.81; exercise price of option: $26.81; stock volatility: 14.41%; annualized risk-free interest rate: 6.28%; exercise at the end of 10-year option term; and dividend yield:
5.28%. WE's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and the optionee's investment decisions.

No stock options other than those granted pursuant to the OSIP were outstanding in the last fiscal year. The earliest date outstanding options previously granted under the OSIP become exercisable is December 15, 1997. Consequently, no options were exercisable in 1996. The following table sets forth the number of options which were not exercisable and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

                    Number of Securities Underlying     Value of Unexercised In-the-Money
                       Unexercised Options/SARs                   Options/SARs
                         at Fiscal Year-End                    at Fiscal Year-End
                                 (#)                                  ($)
                    -------------------------------     ---------------------------------
Name                 Exercisable     Unexercisable        Exercisable      Unexercisable
------------------  -------------   ---------------     ---------------   ---------------
Richard A. Abdoo           0           123,500                  0             3,906
Richard R. Grigg           0            51,000                  0             1,581
Francis Brzezinski         0            30,100                  0               992
Kristine M. Krause         0            26,750                  0               992
David K. Porter            0            24,700                  0               657
Calvin H. Baker            0            23,100                  0               775

The following table further describes the long-term incentive awards made during 1996:

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                        Estimated Future
                                                          Payouts Under
                                        Performance         Non-Stock
                        Number of         or Other      Price-Based Plans
                      Shares, Units     Period Until   -------------------
                         or Other        Maturation         Target
      Name             Rights(#)(1)      or Payout       ($ or #) (2)
------------------    -------------    -------------   -------------------
Richard A. Abdoo          38,000          11/26/2000        $245,277
Richard R. Grigg          19,000          11/26/2000        $122,638
Francis Brzezinski         9,500          11/26/2000         $61,319
Kristine M. Krause         9,500          11/26/2000         $61,319
David K. Porter            7,600          11/26/2000         $49,055
Calvin H. Baker            9,500          11/26/2000         $61,319

(1) Consists of performance units awarded under the OSIP in combination with stock options (as described in the table entitled "Option/SAR Grants in Last Fiscal Year" above). These performance units, entirely in the form of contingent dividends, will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period ending November 26, 2000 equals or exceeds the median return earned by the companies included in the Peer Group Index in the "Performance Graph" section of WEC's proxy statement for the 1997 Annual Meeting, except that there will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock for the period of November 27, 1996 through November 26, 2000 multiplied by the number of performance units awarded to such participant. Upon a "change in control" of WEC, as defined in the OSIP, this benefit shall immediately vest with all performance goals deemed fully achieved. As described in footnote 1 to the table entitled "Option/SAR Grants in Last Fiscal Year," WEC's proposed merger with NSP does not constitute a change in control under the OSIP with respect to any outstanding contingent dividends granted to the above executive officers.

(2) Assumes, for purposes of illustration only, 4% per year compound annual dividend increase based on the current quarterly dividend rate.

Severance Policy. In connection with the Agreement and Plan of Merger between WEC and Northern States Power Company (approved by WEC's stockholders on September 13, 1995) the WEC board adopted a Senior Executive Severance Policy ("Severance Policy"). The Severance Policy was adopted to encourage certain executive officers and other key employees, whose expertise has been critical to WE's success, to remain with WE during the WEC/NSP merger transition process. The Severance Policy provides for payment of severance to participants whose employment is terminated under certain circumstances (e.g., terminations by WE that are other than for cause, disability or retirement; terminations resulting from certain sales of a business by WE; and terminations resulting from reductions in participants' salaries, responsibilities or benefits) at any time before (i) the second anniversary of the effective time of the merger with NSP if the transaction is consummated or
(ii) April 28, 2000 if the transaction with NSP is not consummated.

The severance benefits under the Severance Policy consist of: (i) three years' salary and annual incentive compensation; (ii) payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services or the use of office space and support; and (v) financial planning counseling.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee, which is comprised entirely of independent non-employee directors of WEC and WE, is responsible for making decisions regarding succession planning and executive compensation. The committee, which functions as a combined Compensation Committee for WE and WEC, seeks to provide a competitive, performance-based executive compensation program that enables WE to attract and retain key individuals and motivate them to achieve WE's short and long-term goals. The committee regularly re-examines its compensation philosophy to determine if the executive compensation package is effective in helping WE achieve its corporate objectives.

The committee believes that a substantial portion of overall executive compensation should be at risk, dependent on achievement of individual and corporate goals that are aligned with the interests of WE's and WEC's stockholders and customers. As a result, compensation for executives will vary from year to year, based upon the level of achievement of operating, financial, safety, environmental stewardship, customer satisfaction and other performance goals. Superior performance will be rewarded with above-average compensation; performance below expectations will yield below-average compensation.

The committee employs a nationally recognized compensation consultant, Towers Perrin, to advise it on matters relating to the administration and design of WE's executive compensation program. The consultant provides the committee with information regarding competitive compensation levels, practices and trends within the industry. In addition, information on general corporate compensation practices is provided.

In determining competitive compensation for WE's officer positions, the committee relies primarily on an analysis of compensation practices for the companies included in the industry peer group used to compare investment performance in WEC's proxy statement for the 1997 Annual Meeting ("Peer Group"). The committee relies secondarily on a broader analysis of compensation data from a survey of approximately 100 utilities conducted by the Edison Electric Institute ("EEI"), a consortium of utilities, and on a survey of compensation practices in general industry. The committee reviews both peer group specific and broader industry and general industry pay practices to be fully informed of compensation levels. The committee does not mathematically average the data from these analyses but, rather, considers them as three separate views of the external market.

Elements of Compensation. The 1996 compensation of WE's executives primarily consisted of three elements: base salary, annual incentive compensation and long-term incentive compensation. The committee's basis for determining appropriate levels of executive compensation for 1996 for each of these elements is described below. Specific values of 1996 compensation for the Chief Executive Officer and the five other most highly-compensated officers in the WE organization are included in the Summary Compensation Table provided in this information statement.
Base Salary. In determining appropriate executive base salaries, the committee considered factors such as individual experience, performance and potential, changes in duties and responsibilities, economic conditions in the utility service areas, the reputation of WE's utility operations, competitiveness of utility service rates and impact of cost-control achievements. In addition, the committee reviewed executive compensation practices for comparable positions at companies within the Peer Group, as well as the broader group of utilities in the EEI database and practices in general industry. As noted above, the committee does not mathematically average the data from these analyses but, rather, considers them as three separate views of the external market. In general, base salaries are targeted at or near the 50th percentile of the average of these three groups.

Annual Incentive Compensation. The committee administers WEC's Short-Term Performance Plan ("STPP") which provides annual cash incentive opportunities to executive officers and other key employees. The STPP is designed to promote the achievement of shareholder and customer-focused objectives of WEC and its subsidiaries, including WE, while recognizing individual and team performance of participants.

Annual incentive compensation awards are targeted at approximately the 75th percentile of industry pay practices. In 1996, target incentive awards were set for participants that ranged from 15% to 55% of base salary. Each participant is eligible to receive an award if pre-established corporate performance goals are met. Awards may be increased by up to 100% of targeted amounts or reduced to zero based on individual and team performance.

Except for WE Chief Executive Officer Abdoo and Mr. Grigg, who serves as WE President, Chief Operating Officer and Chief Nuclear Officer, performance goals for 1996 were 50% financial and 40% operational. The remaining 10% related to improving WE's relationship with its customers as measured by its Customer Value Added (CVA) score. Financial goals focused on achievement of target earnings per share. Operational goals were specific to WE's business processes and, among other things, related to energy marketing efforts, development of new energy services, customer satisfaction, employee training and development, environmental stewardship, safety of operations, and corporate strategic planning. Mr. Abdoo's goals were 80% financial, 10% operational and 10% CVA; Mr. Grigg's goals were 60% financial, 30% operational and 10% CVA.

For 1996, Wisconsin Electric did very well in achieving a number of performance goals. Along with these accomplishments, however, Wisconsin Electric received penalties from regulatory agencies. A civil penalty was levied by the Nuclear Regulatory Commission related to operations at WE's Point Beach Nuclear Plant. A notice of violation of air emissions requirements at WE's Port Washington Power Plant was referred to the Wisconsin Department of Justice. This matter was resolved through payment of a forfeiture. In order that stockholders not assume responsibility for these penalties, the committee agreed that incentive awards for 1996 be reduced to cover the costs of these penalties. As a result, all STPP awards, including the award for Mr. Abdoo, were reduced by 12.2%. In addition, awards for participants who are employed in WE's Nuclear Business Unit were further reduced by 50% to more appropriately reflect nuclear performance results. Mr. Grigg, who began serving as WE's Chief Nuclear Officer in December 1996, also had his award reduced. Based on these adjustments, awards to WE and WEC executive officers under the STPP for 1996 ranged from 0% to 54.7% of base salary.

Long-Term Incentive Compensation. The committee administers WEC's 1993 Omnibus Stock Incentive Plan ("OSIP"), a long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. The OSIP allows the company to grant stock options, stock appreciation rights, stock awards and performance units to participants. Equity interests in WEC common stock enable participants to share in the appreciation of the value of WEC common stock and provide an incentive for managing the continued performance and value of the company. Long-term incentive awards are targeted at the 90th percentile of the industry grant practices.

For 1996, awards in the form of stock options and performance dividend units were granted to each of several groups of OSIP participants. Stock option and performance dividend unit grants to executive officers who received grants ranged from 3,800 to 38,000 shares and related performance dividend units.
The grant level was dependent on each participant's role in influencing the achievement of long-term performance goals.

The committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the OSIP, the committee has implemented stock ownership guidelines for participants. Guidelines for executive officers range from 100% to 300% of base salary.

Chief Executive Officer Compensation. Performance and compensation of the Chief Executive Officer are of particular importance to the committee. Mr. Abdoo's performance was evaluated by the committee and compensation was determined in accordance with the executive compensation policies described above.

As part of a procedure instituted in 1995, the Compensation Committee chair requested that non-employee directors provide a written evaluation of the CEO's performance. The directors' written feedback was discussed by committee members as part of its compensation determinations and has been shared with the CEO.

With respect to base salary, in recognition of the leadership provided by the Chief Executive Officer in shaping and guiding a financially strong organization that is able to provide quality services to its customers at competitive prices, as well as his role in guiding the reengineering of several business processes and related cost-control achievements of the company, the outstanding reputation of Wisconsin Electric's utility operations in the utility industry and in consideration of competitive salary data, the committee set Mr. Abdoo's base salary at $560,000 for 1996. Mr. Abdoo's base salary approximates the 50th percentile of the data reviewed by the committee.

With respect to annual incentive compensation for fiscal year 1996, the Compensation Committee awarded Mr. Abdoo the annual incentive award set forth in the "Bonus" column of the Summary Compensation Table. In this regard, the committee established his 1996 STPP target award level at 55% of base salary. The committee's evaluation of Mr. Abdoo's 1996 performance resulted in an award under the STPP of $306,472 or 54.7% of base salary. The award was based upon Mr. Abdoo's actual performance versus specific company-wide financial and operational performance goals. As noted above, Mr. Abdoo's goals were weighted 80% financial, 10% operational and 10% CVA. Mr. Abdoo's financial goals focused on achievement of target earnings per share. Operational goals were specific to achieving a high level of nuclear safety, generating new revenue from energy and non-energy related sources, staying within a prescribed budget and safety of operations. His CVA goals related to improving WE's relationship with its customers.

In determining Mr. Abdoo's 1996 STPP award, the committee specifically noted several accomplishments by the CEO during 1996, including (i) his leadership toward promoting continued close control of operating expenditures which has resulted in significant reductions in costs since 1993, (ii) exceeding earnings targets, in part through earnings growth from WE's gas operations,
(iii) continued growth of the organization's customer base, (iv) completion of the purchase of the Milwaukee County Power Plant, (v) successful start-up of a state-of-the art Customer Call Center, (vi) implementation of a new, integrated financial system, (vii) his consistent support of equal opportunity, diversity, cross-cultural sensitivity and strong labor-management relationships within WE, (viii) his leadership role and continued visionary efforts to restructure the electric utility industry and (ix) his effectiveness in guiding employees to implement productivity improvements that will enable WE to become the low-cost energy provider in the upper midwest region and in ensuring that the organization and its employees are prepared for the merger of WEC and Northern States Power Company. As noted above, the committee reduced Mr. Abdoo's award by 12.2% in recognition of the penalties levied by the Nuclear Regulatory Commission and the Wisconsin Department of Justice against Wisconsin Electric.

With respect to the OSIP, in keeping with the Compensation Committee's philosophy as stated above, Mr. Abdoo was awarded stock options and related dividend performance units in 1996 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table to specifically link a portion of his compensation to the achievement of WE's longer term goals. The award of dividend performance units will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period ending November 26, 2000 equals or exceeds the median return earned by the Peer Group, except that there will be no payout if WEC's total shareholder return is negative over the course of such period.

The committee also applied subjective judgment in evaluating the relative importance of the factors which were the basis for determining each element of Mr. Abdoo's compensation to precisely determine his salary and awards.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the other executive officers named in the Summary

Compensation Table. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The committee will continue to review these tax regulations as they apply to WE's executive compensation program. It is the committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Respectfully submitted to WE's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom


STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

WE directors, nominees and executive officers as a group (15 persons) do not own any of WE's stock, but do own 85,216 shares of common stock of its parent company, Wisconsin Energy (less than 1% of total WEC common stock outstanding). The following table lists the beneficial ownership of WEC common stock (including phantom common stock) of each director, nominee and executive officer named in the Summary Compensation Table below, as of February 11, 1997. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus Investment Plan and Wisconsin Electric's Employee Savings Plan ("ESP").


                           Number                                 Number
                             of                                     of
     Name                  Shares(1)   Name                       Shares(1)
     --------------------  ------      -------------------------  ------
     Richard A. Abdoo      22,078      Richard R. Grigg            3,605
     John F. Ahearne          766      Geneva B. Johnson           3,040
     Calvin H. Baker        4,309      Kristine M. Krause          4,805
     John F. Bergstrom      5,522      David K. Porter            10,175
     Francis Brzezinski     3,260      Frederick P. Stratton, Jr.  6,949
     Robert A. Cornog       3,514

(1) Share units held in the WEC phantom common stock account under WEC's Directors' Deferred Compensation Plan or Executive Deferred Compensation Plan are: Mr. Abdoo (5,334), Mr. Baker (1,157), Mr. Bergstrom (2,522), Mr. Brzezinski (1,053), Mr. Cornog (858), Mr. Grigg (263), Mrs. Johnson (633), Ms. Krause (173), Mr. Porter (229), and Mr. Stratton (1,249). Share units are intended to reflect the performance of WEC common stock and are payable in cash.

Each person has sole voting and investment power as to all shares listed for such person (other than phantom shares) except that the following persons have shared voting and/or investment power as to the indicated number of shares so listed: Mr. Baker (400), Mr. Brzezinski (108), Mr. Stratton (3,300), Ms. Krause (1,333) and all above-named directors and officers and other executive officers as a group (5,589).

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

RETIREMENT PLANS

In 1996, WE maintained a defined benefit pension plan of the cash balance type for most employees, including WE executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, without any deduction for Social Security or other offset, with a Social Security integrated benefit formula based on percentages of final average compensation for up to 30 years of credited service and additional (lower) percentages of compensation in excess of 30 years, up to a maximum of 10 years. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit were also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on December 31, 1995 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before January 1, 2011, and do not elect to commence benefits before the earlier of age 55 and completion of 10 years' service, or age 65.

All of the individuals listed in the Summary Compensation Table are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the cash balance plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 1996, based on the grandfathered continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):















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

PENSION PLAN TABLE

                                   Years of Service
              ----------------------------------------------------------
Remuneration     15        20        25        30        35        40
------------  --------  --------  --------  --------  --------  --------
  $  50,000   $ 10,960  $ 14,614  $ 18,267  $ 21,920  $ 24,028  $ 26,136
    100,000     23,897    31,862    39,828    47,794    52,339    56,885
    150,000     36,835    49,114    61,392    73,670    80,653    87,636
    200,000     49,772    66,362    82,953    99,544   108,964   118,385
    250,000     62,708    83,611   104,514   125,417   137,275   149,132
    300,000     75,647   100,862   126,078   151,294   165,589   179,885
    400,000    101,522   135,362   169,203   203,044   222,214   241,385
    500,000    127,397   169,862   212,328   254,794   278,839   302,885
    600,000    153,272   204,362   255,453   306,544   335,464   364,385
    700,000    179,147   238,862   298,578   358,294   392,089   425,885
    800,000    205,022   273,362   341,703   410,044   448,714   487,385
    900,000    230,897   307,862   384,828   461,794   505,339   548,885
  1,000,000    256,772   342,362   427,953   513,544   561,964   610,385
  1,100,000    282,647   376,862   471,078   565,294   618,589   671,885

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Grigg, Brzezinski, Ms. Krause, Messrs. Porter and Baker currently have 21, 26, 7, 18, 27 and 5 credited years of service, respectively.

Other Retirement Benefits. Designated elected officers of WEC and WE participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (a) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; (b) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected; and (c) an amount for certain participants equal to the difference between the actual pension benefit payable under the pension retirement plan and what the pension benefit would be if calculated under the prior benefit formula in effect on December 31, 1988. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and WE have entered into agreements with Mr. Abdoo and Mr. Baker, respectively, who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula. According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25. According to Mr. Baker's agreement, Mr. Baker at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and Mr. Abdoo's and Mr. Baker's agreements. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.

The SERP, the Executive Deferred Compensation Plan, the Directors' Deferred Compensation Plan, the Amended Non-Qualified Trust and Mr. Abdoo's and Mr. Baker's agreements have each been amended to provide that WEC's proposed merger with NSP will not constitute a change in control under such plans, trust and agreements.


AVAILABILITY OF FORM 10-K

A COPY (WITHOUT EXHIBITS) OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF WE COMMON STOCK BY WRITING TO THE CORPORATE SECRETARY, ANN MARIE BRADY, 231 WEST MICHIGAN STREET, P. O. BOX 2046, MILWAUKEE, WISCONSIN 53201.




































                                      15